Pricing Supplement No.  J004    Dated  12/08/98            Rule 424(b)(2)
Prospectus Supplement dated December 5, 1997              File No. 333-38931
(To Prospectus dated December 1, 1997 )

SALOMON SMITH BARNEY HOLDINGS INC.

NOTES, SERIES J
Due More Than Nine Months from Date of Issue

Principal Amount:     $60,000,000.00

Issue Price:     100.00000%

Proceeds to Company on original issuance:     $60,000,000.00

Commission or Discount on original issuance:     $0.00

Salomon Smith Barney Inc.'s capacity on original issuance:| |  As agent
    If as principal                                     |X|  As principal
       | |  The Notes are being offered at varying prices related
            to prevailing market conditions but not to exceed 100.00000 %. |X| The Notes are being offered at a fixed initial public
            offering price of 100.00000 % of Principal Amount.
Original Issue Date:     12/23/98

Stated Maturity:     12/24/2013

Interest Rate:     6.300000%

Interest Payment Dates:

   |X| Monthly.On 24th of every month. First coupon payment is January 24,1999
   | |  Quarterly
   | |  Semi-annually


Amortizing Note:         | |  Yes       |X|  No
   Amortization Schedule:

Optional Redemption:   |X|  Yes   | |  No
Optional Redemption Dates: Optional redemption beginning on December 24,2001 and on 24th of every month thereafter.
Redemption Prices: At par.
Redemption: |X| In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
   Optional Repayment Dates:
   Optional Repayment Prices:

Survivor's Option:        |X|  Yes       | |  No

Discount Note:   | |  Yes   |X|  No
   Total Amount of OID:
   Bond Yield to Call    :
   Bond Yield to Maturity:
   Yield to Maturity:

CUSIP: 79548GAD9


Pricing Supplement No. J004

Prospectus Supplement dated December 5, 1997
(To Prospectus dated December 1, 1997)


                    DESCRIPTION OF THE NOTES

General

          The description in this Pricing Supplement of the particular terms of the Registered Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

Redemption

          The Notes will be redeemable at the option of the Company, in whole and not in any part thereof, at a Redemption Price equal to 100% of the Issue Price set forth on the face of this Pricing Supplement (such redemption an "Optional Redemption"), on
December 24,2001 and any Interest Payment Date occurring thereafter
(such date an "Optional Redemption Date"),up to,but excluding the maturity date.
The Company may exercise its right of Optional Redemption by notifying the Trustee of its exercise of such option at least 30 calendar days prior to the Optional Redemption Date. At least 30 calendar days but not more than 60 calendar days prior to such Optional
Redemption Date, the Trustee shall mail notice of such redemption, first class, postage prepaid, to the Depositary's nominee, as sole Holder of the Notes under the Indenture. The
Depositary will distribute any such notice to the owners of beneficial interests in the Notes in accordance with its regular practice.